Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3, of our report dated February 23, 2010 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the 2009 Annual Report to Shareholders, which is incorporated by reference in International Business Machines Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009. We also consent to the incorporation by reference of our report dated February 23, 2010 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.  We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, NY

July 27, 2010